Exhibit 10.12

AMENDED AND RESTATED ESCROW AGREEMENT

THIS AMENDED AND RESTATED ESCROW AGREEMENT (this “Agreement”) is dated this 30th day of June, 2011, by and among Corporate Capital Trust, Inc., a Maryland corporation (the “Company”), UMB Bank, N.A. (the “Escrow Agent”) and CNL Securities Corp. (the “Managing Dealer”). This Agreement shall be effective as of the effective date of the Company’s registration statement filed with the Securities and Exchange Commission containing the Prospectus (as defined below) (the “Effective Date”).

WHEREAS, the Company proposes to offer and sell, on a best-efforts basis through the Managing Dealer, in its capacity as the managing dealer, and selected broker-dealers that are registered with the Financial Industry Regulatory Authority or that are exempt from such broker-dealer registration (the Managing Dealer and such selected broker-dealers are hereinafter referred to collectively as the “Soliciting Dealers”) up to 150,000,000 shares of common stock of the Company (the “Shares”) to investors at an initial offering price of $10.00 per share (the “Offering”) pursuant to a prospectus as amended from time to time and filed with the Securities and Exchange Commission as part of a registration statement file no. 333-167730 (the “Prospectus”).

WHEREAS, the current form of the Prospectus is attached hereto as Exhibit A and the Company will provide to the Escrow Agent and the Processing Agent (defined below) a copy of each amendment or supplement to the Prospectus (whereupon such amended or supplemented Prospectus shall be deemed to replace the then-existing Exhibit A and shall become the “Prospectus” for purposes of this Agreement);

WHEREAS, the Company has agreed that the subscription price paid by subscribers for Shares (without interest) will be refunded in full to such subscribers if subscriptions and payment for an aggregate of at least $2,000,000 in Shares of the Company have not been received on or before the date that is one year from the Effective Date (the “Outside Date”);

WHEREAS, the Company desires to establish an escrow account as further described herein in which funds received from subscribers will be deposited and the Escrow Agent is willing to serve as escrow agent for such account upon the terms and conditions herein set forth;

WHEREAS, the Escrow Agent has engaged Boston Financial Data Services, Inc. (the “Processing Agent” or “BFDS”) to receive, examine for “good order” and facilitate subscriptions into the Escrow Account as further described herein and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the escrow account.

WHEREAS, in so acting, BFDS shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Managing Dealer, nor shall the Company or the Managing Dealer have any interest, other than that provided in this Agreement, in assets in Processing Agent’s possession as the agent of the Escrow Agent;

WHEREAS, in order to subscribe for Shares, a subscriber must deliver an executed subscription agreement in substantially the form attached as an exhibit to the registration statement encompassing the Prospectus, along with the full amount of its subscription, subject to volume discounts or other discounts, as applicable: (i) by check in U.S. dollars or (ii) by wire transfer of immediately available funds in U.S. dollars (collectively, the “Subscription Payment”). The Company shall instruct any Soliciting Dealers that any such wire transfers shall be in accordance with the instructions provided on Exhibit B hereto;

WHEREAS, the parties hereto executed an Escrow Agreement dated March 18, 2011 in substantially the form hereof, however wish to make certain changes to Sections 2, 3, 5(a)(i) and (ii), 8, 14(d), and Exhibits A, B and C;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.	Effective Date. This Agreement shall be effective on the Effective Date and the Company shall notify the Processing Agent and the Escrow Agent of the Effective Date.

2.	Establishment of Escrow Account. On or prior to the commencement of the Offering, the Company shall establish an escrow account with the Escrow Agent, which escrow account shall be entitled “UMB Bank, N.A., as EA for Corporate Capital Trust, Inc.” or any variation thereof which contains no less than “UMB” and is accompanied by a corresponding subscription agreement (the “Escrow Account”). All monies deposited in the Escrow Account are hereinafter referred to as the “Escrowed Funds.” The initial escrow period shall commence upon the effectiveness of this Agreement and shall continue until the earlier of (i) the date upon which the Escrow Agent receives confirmation from the Company that the Company has raised an aggregate of at least $2 million of gross offering proceeds (the “Minimum Proceeds”), (ii) the Outside Date, or (iii) the termination of the Offering prior to the receipt of the Minimum Proceeds (the “Initial Escrow Period”). The Initial Escrow Period together with the Post Escrow Break Period (as defined in Section 5(b)) shall collectively be referred to as the “Escrow Period.” The Escrow Account shall not be an interest-bearing account.

3.	Deposits into the Escrow Account and Transmission of Subscription Documents.

(a)	Deposits in Escrow Account. During the Escrow Period, persons subscribing to purchase Shares will be instructed by the Company and the Soliciting Dealers to make checks for subscriptions payable to the order of “UMB Bank, N.A., as EA for Corporate Capital Trust, Inc.” or any variation thereof which contains no less than “UMB” and is accompanied by a corresponding subscription agreement. Completed subscription agreements and checks in payment for the purchase price shall be remitted to the address designated for the receipt of such agreements and funds; and, drafts, wires or Automated Clearing House (“ACH”) payments shall be transmitted directly to the Escrow Account. The Processing Agent will promptly deliver all monies received in good order from subscribers (or from the Managing Dealer or other Soliciting Dealers transmitting monies and subscriptions from subscribers) for the payment of Shares to the Escrow Agent for deposit in the Escrow Account. Any Subscription Payments received prior to the time, if any, that the Escrowed Funds are deliverable to the Custodian (as defined in Section 5(a)(i)) pursuant to the provisions of Section 5, and that are made payable to a party other than the Escrow Agent, shall be returned to the Soliciting Dealer who submitted the Subscription Payment. All Escrowed Funds shall be held in the Escrow Account until such funds are disbursed in accordance with Section 5 for the purchase of Shares. Prior to the disbursement of Escrowed Funds, none of the Escrow Agent, the Processing Agent or the Company is entitled to any funds received into the Escrow Account, and no amounts deposited in the Escrow Account shall become the property of the Company, its affiliates, the Escrow Agent or the Processing Agent, nor be subject to the debts or offsets of the Company, its affiliates, the Escrow Agent, the Processing Agent or Soliciting Dealers.

(b)	Subscription Agreements. The Escrow Agent agrees to cause the Processing Agent to maintain a written account of each subscription, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the number of Shares purchased by such subscriber, and (iii) the subscription amount paid by such subscriber for such Shares.

4.	Collection Procedure for Subscription Payments.

(a)	The Escrow Agent is hereby instructed by the Company to forward each Subscription Payment for Federal Reserve Bank clearing and upon collection of the proceeds of each Subscription Payment, to deposit the collected proceeds into the Escrow Account.

(b)	The Escrow Agent will timely notify the Company and the Processing Agent in writing via mail, email or facsimile of any Subscription Payment returned to the subscriber, and the Escrow Agent is authorized to debit the Escrow Account in the amount of such returned Subscription Payment and direct the Processing Agent to delete the appropriate account from the records maintained by the Processing Agent.

(c)	In the event that the Company or any agent acting on behalf of the Company rejects any subscription for Shares and the funds for such subscription have already been collected by the Escrow Agent, the Escrow Agent shall, upon receipt from the Company or the Processing Agent of written notice of such rejection, promptly cause the issuance of a refund payment by bank check to the rejected or withdrawing subscriber. If the Escrow Agent has not yet collected funds for such subscription but has submitted such subscription for clearing, the Escrow Agent shall promptly cause the issuance of a payment by bank check in the amount of such Subscription Payment to the rejected or withdrawing subscriber only after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted the Subscription Payment relating to the subscription of the rejected or withdrawing subscriber, the Escrow Agent shall promptly cause such Subscription Payment to be remitted to the drawer of the Subscription Payment submitted by or on behalf of the subscriber.

(d)	In the event that money is deposited into the Escrow Account in error, the Escrow Agent shall notify the Company and the Processing Agent in writing via mail, email or facsimile of any such error and promptly cause the issuance of a refund payment by bank check to the appropriate party only after the Subscription Payment has cleared.

5.	Distribution of Escrowed Funds.

(a)	Break Escrow – Initial Closing.

(i)	Upon receipt of the Break Escrow Letter (as defined in Section 5(a)(ii) from the Company to the Escrow Agent and the Processing Agent by 3:00 P.M. Eastern Time that the Company per the prospectus has raised gross offering proceeds of at least $2,000,000 in Shares, and contingent upon the prior day’s notification by the Company to the Escrow Agent and the Processing Agent of the Company’s best efforts at an estimate of the amount of Escrowed Funds anticipated to be released from the Escrow Account, the Escrow Agent will release such Escrowed Funds that day from the Escrow Account to State Street Bank and Trust Company (the “Custodian”).

(ii)	A letter from an officer of the Company to the Processing Agent and the Escrow Agent certifying that gross offering proceeds of a minimum of $2,000,000 in Shares have been timely subscribed shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred (the “Break Escrow Letter”). The current form of the Break Escrow Letter is attached hereto as Exhibit C. The Break Escrow Letter shall indicate (i) the date on which gross offering proceeds exceeded $2,000,000 in Shares (the “Break Escrow Date”) and (ii) the wire amount, in U.S. dollars, which represents the amount of subscriptions determined to be in good and proper order “Good Order Funds”).

(iii)	If the Escrow Agent has not received a Break Escrow Letter on or prior to the Outside Date, the Escrow Agent shall cause the Escrowed Funds to be returned to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them, without interest and without deduction, penalty or expense to the subscriber. The Escrow Agent shall notify the Processing Agent, the Company and the Managing Dealer of any such return of subscription amounts. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company, the Processing Agent, the Escrow Agent, the Soliciting Dealers or any of their creditors.

(b)	Post Escrow Break Period. From and after the Break Escrow Date (the “Post Escrow Break Period”), the Escrow Agent shall periodically transfer to the Custodian Escrowed Funds pursuant to standing instructions from the Company as agreed among the Company, the Escrow Agent and the Processing Agent from time to time.

(c)	The Company hereby directs the Escrow Agent to provide the Processing Agent with all electronic files and information needed by the Processing Agent to maintain ownership records for the Company’s common stock.

6.	Liability of Escrow Agent and Processing Agent.

(a)	In performing any of their respective duties under this Agreement, or upon the claimed failure to perform their respective duties hereunder, the Escrow Agent and the Processing Agent shall not be liable to anyone for any damages, losses, or expenses that either may incur as a result of either so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages, losses, and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements that may be incurred by the Company arising out of its or the Processing Agent’s negligence, willful default or misconduct under this Agreement. Accordingly, neither the Processing Agent nor the Escrow Agent shall incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel that is given with respect to any questions relating to their duties and responsibilities hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Processing Agent and/or the Escrow Agent shall believe such document to be genuine.

(b)	The Company hereby agrees to indemnify and hold harmless the Escrow Agent and the Processing Agent (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements, that may be incurred by either of them resulting from any act or omission of the Company; provided, however, that the Company shall not indemnify either Indemnitee for any such losses, claims, damages, or expenses arising out of such Indemnitee’s negligence, willful default or misconduct.

(c)	If any dispute ensues between or among the parties hereto that, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal proceedings may be brought in any such court as the Escrow Agent shall determine has jurisdiction. The Company shall indemnify the Escrow Agent or Processing Agent against their reasonable court costs and attorneys’ fees incurred in filing such legal proceedings.

7.	Inability to Deliver. In the event that any Subscription Payments for subscriptions are not cleared through normal banking channels according to the regular Federal Reserve Bank clearing schedule, the Escrow Agent will cause the Processing Agent promptly to notify the Company of such event.

8.	Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Shares:	To their respective addresses as specified in their subscription agreements.

If to the Company:	Corporate Capital Trust, Inc.
450 South Orange Avenue
Orlando, Florida 32801
Attention: Andrew A. Hyltin, President
Copy to: General Counsel
Facsimile: (407) 540-7653

If to the Escrow Agent:	UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attention: Lara L. Stevens, Corporate Trust
Facsimile: (816) 860-3029

If to the Processing Agent:	Boston Financial Data Services, Inc.
30 Dan Road
Suite 8562
Canton, MA 02021
Attention: Reconciliation and Control
Facsimile: (781) 633-5271

If to the Managing Dealer:	CNL Securities Corp.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Corporate Counsel
Facsimile: (407) 423-2894

9.	Fees to Escrow Agent. In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay the fees to the Escrow Agent as outlined in Schedule I hereto.

10.	Third Party Beneficiaries. The Processing Agent shall be a third party beneficiary under this Agreement, entitled to enforce any rights, duties or obligations owed to it under this Agreement notwithstanding the terms of any other agreements between the Processing Agent and any party hereto.

11.	Termination of the Escrow Agreement. This Agreement, except for Sections 6, 14 and this Section 11, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent. Unless otherwise provided, final termination of this Agreement shall occur on the date that all funds held in the Escrow Account are distributed either (a) to the Custodian or to subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account or (b) to a successor escrow agent upon written instructions from the Company.

12.	Patriot Act Compliance; OFAC Search Duties. The Company shall provide to Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search.

13.	Confidentiality.

(a)	The Company, the Managing Dealer and the Escrow Agent each agree to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Escrow Agent will promptly notify the Company of any breaches of security or loss of confidential customer information in respect of investors in the Company.

(b)	The Escrow Agent and Processing Agent shall keep strictly confidential all information sent to it unless such material is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order, decree or subpoena, or request by a regulatory organization having authority pursuant to the law.

14.	General.

(a)	This Agreement shall be interpreted, construed and enforced in all respects in accordance with the internal laws of the State of Maryland applicable to contracts to be made and performed entirely in said state.

(b)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)	This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

(d)	This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. Notwithstanding the foregoing, Exhibits B and C attached hereto may be modified without such written instrument. Rather, they may be amended through the mutual agreement of all parties hereto as expressed via written fax or email. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

(e)	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action, or suit in the appropriate court of law.

(f)	The Escrow Agent may rely conclusively on and shall not be required to make any independent inspection or investigation in connection therewith any electronic communication, resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, affidavit, letter, telegram or paper or other document received by it, provided for under this Agreement.

(g)	The Escrow Agent shall not assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h)	If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

(i)	This Agreement shall not be construed against the party preparing it and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product. As a result, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

15.	Representation of the Company. The Company hereby acknowledges that the status of the Processing Agent and the Escrow Agent with respect to the offering of the Shares is that of agent solely of the Company only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent or Processing Agent, by serving as the Escrow Agent or Processing Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent or Processing Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgement that it has agreed to serve as Escrow Agent or Processing Agent for the limited purposes herein set forth.

16.	Resignation of Escrow Agent or Processing Agent. If, at any time, any attempt is made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent, or to modify the Agreement in any manner that the Escrow Agent shall deem undesirable, the Escrow Agent may resign by notifying the Company. Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Escrow Agent or (ii) sixty (60) days following the date upon which notice was mailed. Until such time as the Escrow Agent has resigned in accordance herewith, the Escrow Agent shall perform its duties hereunder in accordance with the terms of this Agreement.

17.	Force Majeure. No party hereto shall be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond such party’s reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

(Signature Page follows)

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Escrow Agreement as of the date first above written.

CORPORATE CAPITAL TRUST, INC.

By:	/s/ Paul S. Saint-Pierre
Name:	Paul S. Saint-Pierre
Title:	Chief Financial Officer

UMB BANK, N.A.

By:	/s/ Doug Hare
Name:	Doug Hare
Title:	Vice President

CNL SECURITIES CORP.

By:	/s/ Nathan P. Headrick
Name:	Nathan P. Headrick
Title:	Corporate Counsel